Exhibit 5.1

Norton Rose Fulbright US LLP
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
August 31, 2015	United States

Global Ship Lease, Inc.	Tel +1 212 318 3000
c/o Portland House	Fax +1 212 318 3400
Stag Place	nortonrosefulbright.com
London SW1E 5RS

Re:	Registration Statement on Form S-8 and 2015 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Global Ship Lease, Inc., a Marshall Islands corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,500,000 Class A common shares, par value US$0.01 per share (the “Incentive Shares”), that are reserved for issuance pursuant to awards to Company key service providers under the Global Ship Lease, Inc. 2015 Equity Incentive Plan (the “Incentive Plan”), as described in the Company’s Registration Statement on Form S-8 (as it may subsequently be amended, the “Registration Statement”).

In connection with the foregoing, we have examined the Registration Statement, the Incentive Plan and originals or copies of such corporate records of the Company, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, we are of the opinion that the Incentive Shares, when issued and sold in the manner referred to in the Incentive Plan and pursuant to an Award Agreement (as defined in the Incentive Plan) to be entered into pursuant to the Incentive Plan, will be validly issued, fully paid and non-assessable.

This opinion letter is limited solely to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP
Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.